Exhibit 5.1

Carlton Fleming

+1 650 843 5865

clfmeing@cooley.com

March 27, 2017

Atara Biotherapeutics, Inc.

611 Gateway Blvd., Suite 900

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Atara Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the sale of shares of its common stock, par value $0.0001 per share, having an aggregate offering price of up to $75.0 million (the “Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-207876) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated March 27, 2017, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company in accordance with that certain Sales Agreement, dated March 27, 2017, by and between the Company and Cowen and Company, LLC (the “Agreement”), as described in the Agreement.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Agreement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials. We have also assumed that, upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding and committed to be issued will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation, as it is then in effect, that the proceeds from the sale of each of the Shares will be equal to at least its par value and that the Company’s Board of Directors or a duly authorized committee thereof has approved the specific issuance of the Shares.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether any other laws are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

3175 HANOVER STREET, PALO ALTO, CA 94304 T: (650) 843-5000     WWW.COOLEY.COM

Atara Biotherapeutics, Inc.

March 27, 2017

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Carlton Fleming
Carlton Fleming

3175 HANOVER STREET, PALO ALTO, CA 94304 T: (650) 843-5000     WWW.COOLEY.COM